As filed with the Securities and Exchange Commission on July 1, 2010

Registration Statement No. 333-160284

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Thomas Weisel Partners Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-3550472
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Montgomery Street

San Francisco, California 94104

(Address of principal executive offices) (Zip Code)

Thomas Weisel Partners Group, Inc. Third Amended and Restated Equity Incentive Plan

(Full Title of the Plan)

Mark Fisher

Thomas Weisel Partners Group, Inc.

One Montgomery Street

San Francisco, California 94104

(415) 364-2500

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller

Sarah P. Payne

Sullivan & Cromwell LLP

1870 Embarcadero Road

Palo Alto, California 94303

(650) 461-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Statement

On June 29, 2009, Thomas Weisel Partners Group, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-160284) (the “Registration Statement”), which registered 6,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) reserved for issuance under the Thomas Weisel Partners Group, Inc. Third Amended and Restated Equity Incentive Plan (the “Plan”). This Post-Effective Amendment No. 1 is being filed to remove from registration all authorized shares of Common Stock reserved for issuance under the Plan that have not yet been issued under the Registration Statement.

On July 1, 2010, pursuant to the Agreement and Plan of Merger, dated as of April 25, 2010, among the Registrant, Stifel Financial Corp. (“Parent”), a Delaware corporation, and PTAS, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Parent, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant being the surviving entity and becoming a wholly-owned subsidiary of Parent. As a result of the Merger, each outstanding share of Common Stock (other than shares of Common Stock owned by the Registrant, Parent and Merger Sub), was cancelled and extinguished and converted into the right to receive 0.1364 shares of Parent common stock, par value $0.15 per share, and cash in lieu of fractional shares.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the shares of Common Stock registered but unsold under the Registration Statement. Upon effectiveness hereof, no shares of Common Stock remain registered under the Registration Statement for issuance under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, in the State of California, on July 1, 2010.

THOMAS WEISEL PARTNERS GROUP, INC.

By:	/s/ Mark P. Fisher
Name:	Mark P. Fisher
Title:	General Counsel and Secretary